[LETTERHEAD OF ERNST & YOUNG APPEARS HERE]

EXHIBIT 16.1

December 1, 2003

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 21, 2003, of U.S. Home Systems, Inc. and are in agreement with the statements contained in the first, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    ERNST & YOUNG LLP